EXHIBIT 21.1

LIST OF SUBSIDIARIES OF ROFIN-SINAR TECHNOLOGIES INC.

Rofin-Sinar, Inc.

PRC Laser Corporation

PRC Laser Europe N.V.

Lee Laser, Inc.

Rofin-Sinar Technologies Europe S.L.

Rofin-Sinar Laser GmbH

Rofin-Baasel Japan Corp.

Rasant-Alcotec Beschichtungstechnik GmbH

CBL Verwaltungsgesellschaft mbH

Carl Baasel Lasertechnik GmbH & Co. KG

Rofin-Baasel, Inc.

Wegmann-Baasel Laser und elektrooptische Geraete GmbH

Optoskand AB

PMB Elektronik GmbH

Rofin-Baasel Italiana S.r.l.

Rofin-Baasel France S.A.

Rofin-Sinar UK Ltd.

Rofin-Baasel UK Ltd.

Rofin-Baasel Benelux B.V.

Rofin-Baasel Singapore PTE Ltd.

Rofin-Baasel Espana S.L.

DILAS Diodenlaser GmbH

Rofin-Baasel Taiwan Ltd.

Rofin-Baasel Korea Co., Ltd.

Rofin-Baasel China Co., Ltd.